                                                                     EXHIBIT 4.5

                             ARTICLES SUPPLEMENTARY
                                  CLASSIFYING
                    11,155 SHARES OF BENEFICIAL INTEREST AS
               SERIES A-1 INCREASING RATE CUMULATIVE CONVERTIBLE
                         PREFERRED SHARES OF BENEFICIAL
                        INTEREST OF KRANZCO REALTY TRUST

                      (PURSUANT TO SECTION 8-203(B) OF THE
                     CORPORATIONS AND ASSOCIATIONS ARTICLE
                       OF THE ANNOTATED CODE OF MARYLAND)

     Kranzco Realty Trust, a real estate investment trust organized and existing under the laws of the State of Maryland (the 'Company'), and having its executive office at 128 Fayette Street, Conshohocken, Pennsylvania 19428, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     First: Pursuant to the authority granted to and vested in the Board of Trustees of the Company (the 'Board of Trustees') in accordance with the provisions of the Amended and Restated Declaration of Trust of the Company (the 'Declaration of Trust'), the Board of Trustees, at a meeting duly convened and held on November 7, 1996, adopted resolutions (the 'Resolutions') authorizing and establishing a series of preferred shares of beneficial interest, out of the 100,000,000 authorized shares of beneficial interest of the Company (the 'Shares'), consisting of 11,155 shares to be known as the 'Series A-1 Increasing Rate Cumulative Convertible Preferred Shares of Beneficial Interest' (the 'Series A-1 Increasing Rate Preferred Shares'). The preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption of such shares, which shall be deemed to be part of Article VI of the Declaration of Trust, are as follows:

     Section 1. Designation and Amount. The shares of the series of preferred shares established hereunder shall be designated as Series A-1 Increasing Rate Preferred Shares and the authorized number of shares constituting such series shall be 11,155. The par value of the Series A-1 Increasing Rate Preferred Shares shall be $.01 per share.

     Section 2. Distributions.

     (a) The holders of shares of the Series A-1 Increasing Rate Preferred Shares will be entitled to receive, when, as and if authorized by the Board of Trustees out of assets of the Company legally available therefor (and subject to the limitation described in the last sentence of this paragraph), cumulative cash distributions on the Series A-1 Increasing Rate Preferred Shares from the date of original issue at the per share annual rates set forth below:

        ANNUAL RATE PER
     SERIES A-1 INCREASING                   PERIOD COVERED BY
      RATE PREFERRED SHARE                      ANNUAL RATE

--------------------------------   --------------------------------------
      $50.00....................   April 19, 1995 through April 18, 1996
       52.50....................   April 19, 1996 through April 18, 1997
       55.00....................   April 19, 1997 through April 18, 1998
       57.50....................   April 19, 1998 through April 18, 1999
       60.00....................   April 19, 1999 through April 18, 2000
       62.50....................   April 19, 2000 through April 18, 2001
       65.00....................   Thereafter

     Distributions shall be payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on July 1, 1995 (with the initial partial distribution being from the date of issuance of the Series A-1 Increasing Rate Preferred Shares). Such distributions shall be cumulative from the date of original issue of the Series A-1 Increasing Rate Preferred Shares. If, for any taxable year, the Corporation elects to designate as 'capital gain dividends' (as defined in Section 857 of the Code) any portion (the 'Capital Gains Amount') of the distributions paid or made available for the year to holders of all classes of stock (the 'Total Distributions'), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series A-1 Preferred Increasing Rate Shares shall be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total distributions paid or made available to the holders of the Series A-1 Increasing Rate Preferred Shares for the year and the denominator of which shall be the Total Distributions. Each distribution shall be paid to the holders of record of the Series A-1 Increasing Rate Preferred Shares as they appear on the share register of the Company on such record date, not more than 90 days preceding the distribution payment date thereof, as shall be fixed by the Board of Trustees or a duly authorized committee thereof; provided, however, if a holder converts Series A-1 Increasing Rate Preferred Shares into Common Shares (as hereinafter defined), then such holder, in addition to all accrued and unpaid distributions with respect to prior quarters, shall be entitled to receive a pro rata portion of the distribution which would have been payable on such converted Series A-1 Increasing Rate Preferred Shares had such shares been outstanding for the entire such quarter determined by multiplying the amount of the distribution which would have been payable on such converted Series A-1 Increasing Rate Preferred Shares had such shares been outstanding for the entire such quarter by a fraction the numerator of which is the number of days in such quarter elapsed through the day immediately preceding the date of conversion of such converted Series A-1 Increasing Rate Preferred Shares and the denominator of which is the total number of days in such quarter; provided, further, that such converting holder will be required to pay to the Company (and the Company shall be entitled to deduct from the pro rata distribution which such holder is entitled to receive with respect to the converted Series A-1 Increasing Rate Preferred Shares for such quarter) at the time of such conversion a pro rata portion of the distribution which such converting holder is expected to receive on the Common Shares into which his Series A-1 Increasing Rate Preferred Shares were converted for such quarter determined by multiplying the amount of the distribution which would have been payable on such Common Shares for the immediately preceding quarter by a fraction the numerator of which is the number of days in such quarter elapsed through the day immediately preceding the date of conversion of such converted Series A-1 Increasing Rate Preferred Shares and the denominator of which is the total number of days in such quarter. In the event that the distribution on the Common Shares for the quarter in which the Series A-1 Increasing Rate Preferred Shares are converted to Common Shares is less that the distribution on the Common Shares for the immediately preceding quarter, the Company will pay such holder an amount equal to the difference between (i) the pro rata portion of the distribution on the Common Shares which the holder was expected to receive and which was deducted by the Company pursuant to the last proviso of the preceding sentence and (ii) the pro rata portion of the distribution on the Common Shares which the holder actually received.

     (b) No distribution or other payment with respect to redemption, purchase or other acquisition of the Company's common shares of beneficial interest, par value $.01 per share (the 'Common Shares') or of any other shares of beneficial interest of the Company ranking junior to the Series A-1 Increasing Rate Preferred Shares as to distribution rights and the liquidation preference (other than distributions in shares of Common Shares or in any other shares of beneficial interest of the Company ranking junior to the Series A-1 Increasing Rate Preferred Shares as to distribution rights and the liquidation preference) shall be declared or paid or set apart for payment or other distribution upon the Common Shares or upon any other shares of beneficial interest of the Company ranking junior to the Series A-1 Increasing Rate Preferred Shares with respect to distributions or the liquidation preference, unless full cumulative distributions on the Series A-1 Increasing Rate Preferred Shares have been paid or declared and a sum sufficient for such full payment on the next distribution date set apart in trust for payment for all past distribution periods. Holders of the Series A-1 Increasing Rate Preferred Shares shall not be entitled to any distributions, whether payable in cash, property or shares of beneficial interest, in excess of full accrued and cumulative distributions as herein provided other than liquidating distributions. No interest or sum of money in lieu of interest shall be payable in respect of any distribution payment or payments on the Series A-1 Increasing Rate Preferred Shares that may be in arrears.

     The terms 'accrued distributions,' 'distributions accrued' and 'distributions in arrears,' whenever used herein with reference to shares of preferred shares of beneficial interest, shall be deemed to mean an amount which shall be equal to distributions thereon at the annual distribution rates per share for the respective series thereof from the date or dates on which such distributions commence to accrue to the end of the then current quarterly distribution period for such preferred shares (or, in the case of redemption or conversion, to the date of redemption or conversion, as the case may be), less the amount of all distributions paid, or declared in full and set aside for the payment thereof, upon such shares of preferred shares.

     (c) Distributions payable on the Series A-1 Increasing Rate Preferred Shares for any period less than a full quarterly distribution period shall be computed on the basis of a 360-day year and the actual number of days elapsed. Quarterly distributions payable on the Series A-1 Increasing Rate Preferred Shares shall be computed by dividing the annual distribution rate by four.

     Section 3. Trustees' Right to Refuse to Transfer Series A-1 Increasing Rate Preferred Shares; Limitation on Holdings.

     (a) The terms and provisions of this Section 3 shall apply in addition to, and not in limitation of, the terms and provisions of Section 6.6 of the Declaration of Trust.

     (b) Each Person (as defined in Section 1.5 of the Declaration of Trust) who owns directly or indirectly more than 5% in number or value of the total Series A-1 Increasing Rate Preferred Shares outstanding shall, within 30 days after January 1 of each year, give written notice to the Company stating the Person's name and address, the number of Series A-1 Increasing Rate Preferred Shares directly or indirectly owned by such Person, and a description of the capacity in which such Series A-1 Increasing Rate Preferred Shares are held. For purposes of these Articles Supplementary, the value of the total Series A-1 Increasing Rate Preferred Shares outstanding shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereunder. In addition, each direct or indirect holder of Series A-1 Increasing Rate Preferred Shares, irrespective of such shareholder's percentage ownership of outstanding Series A-1 Increasing Rate Preferred Shares, shall upon demand disclose to the Company in writing such information with respect to the direct or indirect ownership of Series A-1 Increasing Rate Preferred Shares as the Board of Trustees deems reasonably necessary from time to time to enable the Board of Trustees to determine whether the Company complies with the REIT Provisions of the Code (as defined in Section 1.5 of the Declaration of Trust), to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     (c) If, in the opinion of the Board of Trustees, which shall be binding upon any prospective transferor or acquiror of Series A-1 Increasing Rate Preferred Shares, any proposed transfer or issuance of Series A-1 Increasing Rate Preferred Shares would jeopardize the status of the Company as a real estate investment trust under the REIT Provisions of the Code, the Board of Trustees shall have the right, but not the duty, to refuse to permit such transfer or issuance or refuse to give effect to such transfer or issuance and to take any action to void any such issuance or cause any such transfer not to occur.

     (d) As a condition to any transfer and/or registration of transfer on the books of the Company of any Series A-1 Increasing Rate Preferred Shares which could result in direct or indirect ownership (as hereinafter defined) of Series A-1 Increasing Rate Preferred Shares exceeding 75% of the lesser of the number or the value of the total Series A-1 Increasing Rate Preferred Shares outstanding (the 'Excess Preferred Shares') by a Person other than a Preferred Excepted Person (as defined in Section 3(e) below), such prospective transferee shall give written notice to the Company of the proposed transfer and shall furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be reasonably required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in such ownership.

     (e) Any transfer of Series A-1 Increasing Rate Preferred Shares that would
(i) create a direct or indirect owner of Excess Preferred Shares other than a Preferred Excepted Person; or (ii) result in the Company being 'closely held' within the meaning of Section 856(h) of the Code, shall be void ab initio and the prospective acquiror shall not be entitled to any rights afforded to owners of Series A-1 Increasing Rate Preferred Shares hereunder and shall be deemed never to have had an interest therein. Any issuance of Series A-1 Increasing Rate Preferred Shares that would (i) create a direct or indirect owner of Excess Preferred Shares other than a Preferred Excepted Person; or (ii) result in the Company being 'closely held' within the meaning of Section 856(h) of the Code, shall be void ab initio and the prospective acquiror shall not be entitled to any rights afforded to owners of Series A-1 Increasing Rate Preferred Shares hereunder and shall be deemed never to have had an interest therein.

     'Preferred Excepted Person' shall mean David H. Hillman and any other Person approved by the Board of Trustees, at their option and in their sole discretion, provided, however, that such approval shall not be granted to any Person whose ownership of in excess of 75% of the lesser of the number or the value of the total Series A-1 Increasing Rate Preferred Shares outstanding would result, directly, indirectly or as a result of attribution of ownership, in termination of the status of the Company as a real estate investment trust under the REIT Provisions of the Code.

     (f) The Company, by notice to the holder thereof, may purchase any or all Series A-1 Increasing Rate Preferred Shares that are proposed to be transferred or are the subject of an attempted transfer which is void pursuant to Section 3(e) or 3(h) hereof pursuant to which, in the opinion of the Board of Trustees, which shall be binding upon any proposed transferor or transferee of Series A-1 Increasing Rate Preferred Shares, a transfer would result in any Person acquiring Excess Preferred Shares, or would otherwise jeopardize the status of the Company as a real estate investment trust under the REIT Provisions of the Code. The Company shall have the power, by lot or other means deemed equitable by the Board of Trustees in their sole discretion, to purchase such Excess Preferred Shares from the prospective transferor or from any purported transferee of an attempted transfer which is void pursuant to Section 3(e) or 3(h) hereof. The purchase price for any Excess Preferred Shares shall be equal to the fair market value of the Series A-1 Increasing Rate Preferred Shares on the last trading day immediately preceding the day on which notice of such proposed transfer is sent or the date of the attempted transfer which is void pursuant to Section 3(e) or 3(h) hereof, as the case may be, as reflected in the closing sale price for the Series A-1 Increasing Rate Preferred Shares, if then listed on a national securities exchange, or such price for the Series A-1 Increasing Rate Preferred Shares on the principal exchange if then listed on more than one national securities exchange, or if the Series A-1 Increasing Rate Preferred Shares are not then listed on a national securities exchange, the latest bid quotation for the Series A-1 Increasing Rate Preferred Shares if then traded over-the-counter, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the fair market value of such Series A-1 Increasing Rate Preferred Shares as determined by the Board of Trustees in good faith. Prompt payment of the purchase price shall be made in cash by the Company in such manner as may be determined by the Board of Trustees. From and after the date fixed for purchase by the Board of Trustees, and so long as payment of the purchase price for the Series A-1 Increasing Rate Preferred Shares to be so redeemed shall have been made or duly provided for, the holder of any Excess Preferred Shares so called for purchase shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such Series A-1 Increasing Rate Preferred Shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any dividend or distribution paid to a proposed transferee of Excess Preferred Shares prior to the discovery by the Company that the Series A-1 Increasing Rate Preferred Shares have been transferred in violation of this Section 3 shall be repaid to the Company upon demand.

     (g) Notwithstanding any other provision in these Articles Supplementary, the Declaration of Trust or the Company's Bylaws, Sections 3(e), (f), (g) and
(h) may not be amended or repealed without the affirmative vote of the holders of not less than two-thirds of the Series A-1 Increasing Rate Preferred Shares then outstanding and entitled to vote. If Section 3(e), (f), (g) or (h) is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the acquiror of Series A-1 Increasing Rate Preferred Shares in violation of such Sections shall be deemed, at the option of the Company, to have acted as agent on behalf of the Company in acquiring such Series A-1 Increasing Rate Preferred Shares on behalf of the Company.

     (h) Subject to Section 3(l), notwithstanding any other provision of these Articles Supplementary to the contrary, any purported transfer, sale or acquisition of Series A-1 Increasing Rate Preferred Shares (whether such purported transfer, sale or acquisition results from the direct or indirect acquisition of ownership of Series A-1 Increasing Rate Preferred Shares) which would result in the termination of the status of the Company as a real estate investment trust under the REIT Provisions of the Code shall be null and void ab initio. Any such Series A-1 Increasing Rate Preferred Shares may be treated by the Board of Trustees in the manner prescribed for Excess Preferred Shares in subsection (f) of this Section 3.

     (i) Subject to Section 3(l), nothing contained in this Section 3 or in any other provision of these Articles Supplementary shall limit the authority of the Board of Trustees to take such other action as they deem necessary or advisable to protect the Company and the interests of the shareholders by preservation of the Company's status as a real estate investment trust under the REIT Provisions of the Code.

     (j) If any provision of this Section 3 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Section 3 may be inconsistent with any other provision of these Articles Supplementary, this Section 3 shall be controlling.

     (k) For purposes of these Articles Supplementary, Series A-1 Increasing Rate Preferred Shares not owned directly shall be deemed to be owned indirectly by a person if that person or a group of which he is a member would be the beneficial owner of such Series A-1 Increasing Rate Preferred Shares, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, and/or would be considered to own such Series A-1 Increasing Rate Preferred Shares by reason of the REIT Provisions of the Code.

     (l) Notwithstanding any other provision of Section 3, nothing in these Articles Supplementary shall preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange, Inc. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Section 3 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this
Section 3.

     Section 4. Redemption at the Option of the Company.

     (a) The Series A-1 Increasing Rate Preferred Shares may be redeemed at the option of the Company by resolution of its Board of Trustees, in whole or from time to time in part, subject to the limitations set forth below, at the redemption price per share of One Thousand Dollars ($1,000) (the 'Call Price'), plus, in each case, all distributions accrued and unpaid on the shares of the Series A-1 Increasing Rate Preferred Shares up to the date of such redemption, upon giving notice as provided below:

     (b) If fewer than all of the outstanding Series A-1 Increasing Rate Preferred Shares are to be redeemed, the shares to be redeemed shall be determined pro rata unless the holders of more than 50% of the then outstanding Series A-1 Increasing rate Preferred Shares agree to another manner of selection reasonably acceptable to the Board of Trustees. In the event that such redemption is to be by lot, if as a result of such redemption any holder of Series A-1 Increasing Rate Preferred Shares (an 'Excess Holder') would become a holder of in excess of 75% of the lesser of the number or the value of the total Series A-1 Increasing Rate Preferred Shares outstanding because such Excess Holder's Series A-1 Increasing Rate Preferred Shares were not redeemed, or were only redeemed in part, then the Company shall either, at its election (i) redeem the requisite number of Series A-1 Increasing Rate Preferred Shares of such Excess Holder or (ii) redeem a fewer number of Series A-1 Increasing Rate Preferred Shares from other shareholders of Series A-1 Increasing Rate Preferred Shares, as determined by and in the sole discretion of the Board of Trustees, such that such Excess Holder will not hold in excess of 75% of the lesser of the number or the value of the total Series A-1 Increasing Rate Preferred Shares outstanding subsequent to such redemption, unless the Excess Holder is a Preferred Excepted Person (as defined in Section 3(e) hereof), in which event the Company shall have the option to redeem or not redeem, as described above, such requisite number of Series A-1 Increasing Rate Preferred Shares, as determined in the sole discretion of the Board of Trustees.

     (c) At least 30 days but not more than 90 days prior to the date fixed for the redemption of the Series A-1 Increasing Rate Preferred Shares, the Company shall mail a written notice to each holder of record of the Series A-1

Increasing Rate Preferred Shares to be redeemed in a postage prepaid envelope addressed to such holder at his address as shown on the records of the Company, notifying such holder of the election of the Company to redeem such shares, stating the date fixed for redemption thereof (the 'Redemption Date'), the redemption price, the number of shares to be redeemed (and, if fewer than all the Series A-1 Increasing Rate Preferred Shares are to be redeemed, the number of shares to be redeemed from such holder) and the place(s) where the certificate(s) representing such shares are to be surrendered for payment. On or after the Redemption Date each holder of the Series A-1 Increasing Rate Preferred Shares to be redeemed shall present and surrender his certificate or certificates for such shares to the Company at the place designated in such notice and thereupon the Call Price of such shares and all accrued and unpaid distributions up to the Redemption Date pro rated in the manner provided for in the second paragraph of Section 2(b) hereof shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event that fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date (unless default shall be made by the Company in payment of the Call Price and all accrued and unpaid distributions up to the Redemption Date pro rated in the manner provided for in the second paragraph of
Section 2(b) hereof), all distributions on the Series A-1 Increasing Rate Preferred Shares designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as shareholders of the Company, except the right to receive the Call Price of such shares upon the surrender of certificates representing the same and all accrued and unpaid distributions up to the Redemption Date pro rated in the manner provided for in the second paragraph of Section 2(b) hereof, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the books of the Company, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company prior to the Redemption Date may irrevocably deposit the Call Price and all accrued and unpaid distributions up to the Redemption Date pro rated in the manner provided for in the second paragraph of Section 2(b) hereof of the Series A-1 Increasing Rate Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $50,000,000) in the City of Philadelphia, Commonwealth of Pennsylvania, or Borough of Manhattan, City and State of New York, or in any city in which the Company at the time shall maintain a transfer agency with respect to such shares, in which case the aforesaid notice to holders of the Series A-1 Increasing Rate Preferred Shares to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the Call Price and all accrued and unpaid distributions up to the Redemption Date pro rated in the manner provided for in the second paragraph of Section 2(b) hereof, and shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against payment of the Call Price and all accrued and unpaid distributions up to the Redemption Date pro rated in the manner provided for in the second paragraph of Section 2(b) hereof). Any interest accrued on such funds shall be paid to the Company from time to time. Any moneys so deposited which shall remain unclaimed by the holders of the Series A-1 Increasing Rate Preferred Shares at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Company.

     If a notice of redemption has been given pursuant to this Section 4 and any holder of Series A-1 Increasing Rate Preferred Shares shall, prior to the close of business on the last business day preceding the Redemption Date, give written notice to the Company pursuant to Section 7 below of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Company, and any necessary transfer tax payment, as required by Section 7 below), then such redemption shall not become effective as to such shares to be converted, such conversion shall become effective as provided in Section 7 below and any moneys set aside by the Company for the redemption of such shares of converted Series A-1 Increasing Rate Preferred Shares shall revert to the general funds of the Company.

     Notwithstanding the foregoing, unless full cumulative distributions on all outstanding Series A-1 Increasing Rate Preferred Shares have been paid on or before the Redemption Date for all past distribution periods and the then current distribution period, no Series A-1 Increasing Rate Preferred Shares shall be redeemed unless all outstanding Series A-1 Increasing Rate Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A-1 Increasing Rate Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A-1 Increasing Rate Preferred Shares. The Company shall not purchase or otherwise acquire directly or indirectly any Series A-1 Increasing Rate Preferred Shares or any shares of beneficial interest of the Company ranking junior to the Series A-1 Increasing Rate Preferred Shares as to distribution rights and the liquidation preference (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Series A-1 Increasing Rate Preferred Shares as to distribution rights or the liquidation preference), unless full cumulative distributions on all outstanding Series A-1 Increasing Rate Preferred Shares have been paid or declared and a sum sufficient for the payment thereof on the next distribution date set apart in trust for payment for all past distribution periods and the then current distribution period.

     (d) The Series A-1 Increasing Rate Preferred Shares redeemed, repurchased or retired pursuant to the provisions of this Section 4 or surrendered to the Company upon conversion shall thereupon be retired and may not be reissued as Series A-1 Increasing Rate Preferred Shares but shall thereafter have the status of authorized but unissued shares of beneficial interest.

     Section 5. Voting Rights.

     (a) The holders of Series A-1 Increasing Rate Preferred Shares shall not be entitled to vote on any matter except (i) as provided in Section 9, and (ii) as required by law.

     Section 6. Liquidation Preference.

     (a) In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of Series A-1 Increasing Rate Preferred Shares shall be entitled to receive, in cash, out of the remaining assets of the Company legally available therefor, the amount of One Thousand Dollars ($1,000.00) for each Series A-1 Increasing Rate Preferred Share, plus an amount equal to all distributions accrued and unpaid on each such share up to the date of such distribution of assets, before any distribution shall be made to the holders of Common Shares or any other shares of beneficial interest of the Company ranking (as to any such distribution of assets) junior to the Series A-1 Increasing Rate Preferred Shares. If upon any liquidation, dissolution or winding up of the Company, the assets distributable among the holders of Series A-1 Increasing Rate Preferred Shares and all other classes and series of preferred shares ranking (as to any such distribution of assets) on a parity with the Series A-1 Increasing Rate Preferred Shares are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of the Company thus distributable shall be distributed ratably among the holders of Series A-1 Increasing Rate Preferred Shares and such other classes and series of preferred shares ranking (as to any such distribution of assets) on a parity with the Series A-1 Increasing Rate Preferred Shares in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

     (b) For purposes of this Section 6, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation or merger of the Company with or into any other corporation, (ii) any dissolution, liquidation, winding up or reorganization of the Company immediately followed by incorporation of another corporation to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of the Company's assets to another corporation; provided, however, that, in each case, effective provision is made in the charter of the resulting and surviving corporation or otherwise for the recognition, preservation and protection of the rights of the holders of Series A-1 Increasing Rate Preferred Shares.

     (c) After the payment of the full preferential amounts provided for herein to the holders of Series A-1 Increasing Rate Preferred Shares or funds necessary for such payment have been set aside in trust for the holders thereof, such holders shall be entitled to no other or further participation in the distribution of the assets of the Company.

     (d) In determining whether a distribution by dividend, redemption or other acquisition of Shares or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution; provided, however, if the Company were to be dissolved at the time of the distribution and, after giving effect to amounts that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution, the Company would not have been permitted to make such distribution by dividend, redemption or other acquisition of Shares or otherwise under the Maryland General Corporation Law if such law were applicable to the Company, then the holders of the Series A-1 Increasing Rate Preferred Shares shall have the right to immediately convert all or any of the Series A-1 Increasing Rate Preferred Shares into Common Shares in accordance with the provisions of Section 7 below.

     Section 7. Conversion.

     (a) Holders of Series A-1 Increasing Rate Preferred Shares shall have the right, exercisable at any time and from time to time, subject, however, to the next sentence of this Section 7(a), after April 18, 1999 and prior to 5:00 p.m. on April 18, 2009, except in the case of the Series A-1 Increasing Rate Preferred Shares called for redemption as set forth below, to convert all or any portion of such Series A-1 Increasing Rate Preferred Shares into such number of Common Shares as would then receive aggregate annual cash distributions based on the last quarterly distribution paid to holders of such Common Shares equal to the then aggregate annual cash distributions such holders of the Series A-1 Increasing Rate Preferred Shares are entitled to receive on the number of Series A-1 Increasing Rate Preferred Shares which such holders elect to convert into Common Shares in accordance herewith. Notwithstanding the foregoing, (i) in no event shall the aggregate number of Common Shares into which each share of Series A-1 Increasing Rate Preferred Shares is convertible exceed the greater of
(A) the number of Common Shares equal to the quotient of 500,000 divided by 11,155 or (B) the number of

Common Shares equal to the quotient of the number of Common Shares representing 5% of all of the outstanding Common Shares at the time of conversion divided by 11,155 and (ii) not more than the following number of Series A-1 Increasing Rate Preferred Shares may be converted during the following periods (commencing at 9:30 a.m. on the first day of each period and ending at 5:00 p.m. on the last day of each period):

                                                                      MAXIMUM NUMBER OF SHARES
                                              NUMBER OF NEW SHARES       CONVERTIBLE DURING
PERIOD                                            CONVERTIBLE                  PERIOD
-------------------------------------------   --------------------    ------------------------
April 19, 1999 to
April 18, 2000.............................           1,860                     1,860
April 19, 2000 to
April 18, 2001.............................           1,860                     3,720
April 19, 2001 to
April 18, 2002.............................           1,860                     5,578
April 19, 2002 to
April 18, 2003.............................           1,860                     5,578

April 19, 2003 to
April 18, 2004.............................           1,860                     5,578
April 19, 2004 to
April 18, 2005.............................           1,855                     5,578
April 19, 2005 to
April 18, 2009.............................               0                     5,578

     In the event that the aggregate number of Common Shares into which each share of Series A-1 Increasing Rate Convertible Preferred Shares otherwise is convertible exceeds the greater of the numbers computed in accordance with clauses (A) and (B) of the foregoing sentence, shares of Series A-1 Increasing Rate Convertible Preferred Shares shall, at the election of the holder, be convertible into the maximum number of Common Shares permitted pursuant to such clauses. In the event that the holders of Series A-1 Increasing Rate Preferred Shares elect to convert more than the number of Series A-1 Increasing Rate Preferred Shares set forth above during any period, then each such holder electing to convert shall only be entitled to convert on a pro rata basis with all other holders electing to convert based upon the relative number of Series A-1 Increasing Rate Preferred Shares each holder elected to convert. In the case of Series A-1 Increasing Rate Preferred Shares called for redemption, all shares of Series A-1 Increasing Rate Preferred Shares called for redemption may be immediately converted to Common Shares in accordance with this Section 7 and such conversion right will expire at the close of business on the last business day preceding the Redemption Date. Notice of redemption at the option of the Company must be mailed not less than 30 days and not more than 90 days prior to the Redemption Date as provided in Section 4(c) hereof. Upon conversion, such holders shall be entitled to receive cash distributions payable on the number of Series A-1 Increasing Rate Preferred Shares which such holders elect to convert into Common Shares in accordance with Section 2 hereof.

     (b) Any holder of one or more Series A-1 Increasing Rate Preferred Shares electing to convert such share or shares shall deliver the certificate or certificates therefor to the principal office of any transfer agent for the Common Shares, with the form of notice of election to convert as the Company shall prescribe fully completed and duly executed and (if so required by the Company or any conversion agent) accompanied by instruments of transfer in form satisfactory to the Company and to any conversion agent, duly executed by the registered holder or his duly authorized attorney, and transfer taxes, stamps or funds therefor or evidence of payment thereof if required pursuant to Section 7(a) or 7(d) hereof. The conversion right with respect to any such shares shall be deemed to have been exercised at the date upon which the certificates therefor accompanied by such duly executed notice of election and instruments of transfer and such taxes, stamps, funds or evidence of payment shall have been so delivered, and the person or persons entitled to receive the shares of the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of the Common Shares upon said date.

     (c) No fractional Common Share or scrip representing a fractional share shall be issued upon conversion of Series A-1 Increasing Rate Preferred Shares. If more than one Series A-1 Convertible Preferred Share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A-1 Increasing Rate Preferred Shares so surrendered. Instead of any fractional Common Share which would otherwise be issuable upon conversion of any Series A-1 Increasing Rate Preferred Shares, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the closing price for the Common Shares on the last trading day preceding the date of conversion. The closing price for such day shall be the last reported sales price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or if the Common Shares are not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Shares or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system. If the Common Shares are not quoted on NASDAQ or any comparable system, the Board of Trustees shall in good faith determine the current market price on the basis of such quotation as it considers appropriate.

     (d) If a holder converts Series A-1 Increasing Rate Preferred Shares, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issuance of Common Shares upon the conversion. The holder, however, shall pay to the Company the amount of any tax which is due (or shall establish to the satisfaction of the Company payment thereof) if the shares are to be issued in a name other than the name of such holder and shall pay to the Company any amount required by the last sentence of Section 7(a) hereof.

     (e) The Company shall reserve and shall at all times have reserved out of its authorized but unissued Common Shares a sufficient number of Common Shares to permit the conversion of the then outstanding Series A-1 Increasing Rate Preferred Shares. All Common Shares which may be issued upon conversion of Series A-1 Increasing Rate Preferred Shares shall be validly issued, fully paid and nonassessable, and not subject to preemptive or other similar rights. In order that the Company may issue Common Shares upon conversion of Series A-1 Increasing Rate Preferred Shares, the Company will endeavor to comply with all applicable Federal and State securities laws and will endeavor to list such Common Shares to be issued upon conversion on each securities exchange on which the Common Shares are listed.

     Section 8. Ranking.

     (a) With regard to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Company, the Series A-1 Increasing Rate Preferred Shares shall rank senior to the Common Shares but shall not rank senior to or on a parity with any other preferred shares issued by the Company, unless the terms of such other preferred shares so provide. Nothing contained herein shall be deemed a limitation on the right of the Company to increase the number of authorized or issued Common Shares of any class or series. In the event the Company shall issue any class or series of, or rights to subscribe to or acquire, any security convertible into, any class or series of shares of beneficial interest ranking as to distribution rights or the liquidation preference, senior to the Series A-1 Increasing Rate Preferred Shares, then notwithstanding the limitations in Section 7(a) above the holders of the Series A-1 Increasing Rate Preferred Shares shall have the right to immediately convert all or any of the Series A-1 Increasing Rate Preferred Shares into Common Shares in accordance with the provisions of Section 7 above.

     (b) So long as any Series A-1 Increasing Rate Preferred Shares are outstanding, the Company shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least a majority of the total number of outstanding shares of Series A-1 Increasing Rate Preferred Shares, voting as a class, authorize, create or issue to any seller of real property to the Company in consideration of the purchase price for such real property, any class or series of, or rights to subscribe to or acquire, any security convertible into, any class or series of shares of beneficial interest ranking as to distribution rights or the liquidation preference, senior to the Series A-1 Increasing Rate Preferred Shares.

     Section 9. Limitation on Amending Articles Supplementary. In addition to any other rights provided by applicable law, so long as any Series A-1 Increasing Rate Preferred Shares are outstanding, the Company shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least a majority of the total number of outstanding Series A-1 Increasing Rate Preferred Shares, voting as a class, amend any of the provisions of these Articles Supplementary so as to materially adversely affect the preferences, rights or powers of the Series A-1 Increasing Rate Preferred Shares; provided, however, that no such vote or written consent of the holders of the Series A-1 Increasing Rate Preferred Shares shall be required if, at or prior to the time when such change is to take effect, the Company has mailed a notice of redemption as provided for in Section 4(c) above and sufficient funds have been deposited in trust for the redemption of all of the then outstanding Series A-1 Increasing Rate Preferred Shares on the Redemption Date set forth in such notice.

     Section 10. No Preemptive Rights. No holder of Series A-1 Increasing Rate Preferred Shares will possess any preemptive rights to subscribe for or acquire any unissued shares of beneficial interest of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of beneficial interest of the Company.

     Section 11. Notice of Taking Certain Actions.  In the event:

     (a) the Company shall declare any cash distribution on its Common Shares as a result of which holders would have the right to convert their shares of Series A-1 Increasing Rate Preferred Shares to Common Shares pursuant to Section 6(d) hereof; or

     (b) the Company shall authorize the granting to holders of Common Shares of rights to subscribe for or purchase any shares of beneficial interest of any class or of any other rights; or

     (c) of any capital reorganization or reclassification of the shares of beneficial interest of the Company or of any consolidation, merger, or statutory share exchange of the Company with another corporation, or of the sale of all or substantially all of its assets to another corporation which is to be effected in such a way that holders of Common Shares shall be entitled to receive stock, securities or other assets with respect to or in exchange for Common Shares; or

     (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

     (e) of the issuance by the Company of any class or series of, or rights to subscribe to or acquire, any security convertible into, any class or series of shares of beneficial interest ranking as to distribution rights or the liquidation preference, senior to the Series A-1 Increasing Rate Preferred Shares; or

     (f) of the amendment of these Articles Supplementary so as to materially adversely affect the preferences, rights or powers of the Series A-1 Increasing Rate Preferred Shares;

then the Company shall provide to the holders of the Series A-1 Increasing Rate Preferred Shares, at least 10 days prior to the applicable date therefor, a notice stating (1) the date on which a record is to be taken for the purpose of such distribution or subscription rights, or, if a record is not to be taken, the date as of which the holders of Common Shares of record would be entitled to such distribution or subscription rights, (2) the date on which such capital reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or transfer is expected to become effective, or the date as of which it is elected that the holders of Common Shares of record shall be entitled to exchange their shares of Common Shares for securities or other assets deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or transfer, (3) the date of the issuance of shares of beneficial interest of the Company ranking senior to the Series A-1 Increasing Rate Preferred Shares or (4) the date of amendment of these Articles Supplementary.

     Section 12. Deposits in Trust. Whenever the Company is required or elects to set apart in trust (a) in the case of distributions, a sum sufficient for the payment of cumulative distributions on the outstanding Series A-1 Increasing Rate Preferred Shares under these Articles Supplementary or (b) in the case of redemption, a sum sufficient for the payment of the Call Price and all accrued and unpaid distributions through the Redemption Date as described in Section 4(c) hereof, the Company shall irrevocably deposit such sum in cash in trust for the holders of the Series A-1 Increasing Rate Preferred Stock and shall have conveyed all right, title and interest to such sum for the benefit of the holders of the Series A-1 Increasing Rate Preferred Shares, under the terms of an irrevocable trust agreement in customary form, as trust funds in trust solely for the benefit of such holders with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $50,000,000).

     Second: The Series A-1 Increasing Rate Preferred Shares have been classified by the Board of Trustees under a power contained in the Declaration of Trust of the Company.

     Third: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

     Fourth: Each of the undersigned acknowledges these Articles Supplementary to be the act of the Company and states as to all matters and facts required to be verified under oath, that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and such statement is made under penalties for perjury.

     Fifth: These Articles Supplementary and all documents, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of the Company by the undersigned in his capacity as a trustee of the Company, which has been formed as a Maryland real estate investment trust pursuant to a declaration of trust of the Company dated as of July 20, 1992, as amended and restated, and not individually, and neither the trustees, officers nor shareholders of the Company shall be bound or have any personal liability hereunder or thereunder. Holders of the Series A-1 Increasing Rate Preferred Shares shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of these Articles Supplementary and all documents, agreements, understandings and arrangements relating hereto and will not seek recourse or commence any action against any of the trustees, officers or shareholders of the Company or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements or transactions between the Company and holders of the Series A-1 Increasing Rate Preferred Shares.

     IN WITNESS WHEREOF, these Articles Supplementary are executed on behalf of the Company by its Board of Trustees this 16th day of December, 1996.

                                          KRANZCO REALTY TRUST

(SEAL)
                                               /s/ NORMAN M. KRANZDORF
                                          ----------------------------------
                                                   Norman M. Kranzdorf

                                               /s/ ROBERT H. DENNIS
                                          -----------------------------------
                                                     Robert H. Dennis

                                               /s/ IRVING B. MAIZLISH
                                          -----------------------------------
                                                    Irving B. Maizlish

                                               /s/ PETER D. LINNEMAN
                                           -----------------------------------
                                                  Dr. Peter D. Linneman


                                               /s/ JAMES B. SELONICK
                                           -----------------------------------
                                                    James B. Selonick

                                               /s/ E. DONALD SHAPIRO
                                            -----------------------------------
                                                    E. Donald Shapiro

                                                /s/ EDMUND BARRETT
                                            -----------------------------------
                                                      Edmund Barrett